Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-148352, 333-164219, 333-183448 and 333-187442 on Form S-8 of our reports dated April 24, 2015, relating to the consolidated financial statements and financial statement schedule of AirMedia Group Inc., its subsidiaries, its variable interest entities (the “VIEs”) and its VIEs’ subsidiaries (collectively, the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of AirMedia Group Inc. for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
April 24, 2015